Exhibit 99.1

CACI Announces CFO Transition

EVP and CFO Thomas Mutryn Announces His Retirement; Finance SVP Jeffrey MacLauchlan Appointed to Succeed Him

Reston, Va., October 3, 2022 – CACI International Inc (NYSE: CACI), a leading provider of expertise and technology to government enterprise and mission customers, announced today that Executive Vice President (EVP) Thomas (Tom) A. Mutryn will retire as the company’s Chief Financial Officer (CFO) and Treasurer after more than 16 years of service.

Effective November 1, 2022, Jeffrey (Jeff) D. MacLauchlan will assume the role of EVP, CFO, and Treasurer of CACI as a named executive officer. Mutryn will continue in his role as an EVP to assist with the transition until his retirement date on January 9, 2023.

“It has been my great pleasure to work with Tom over the last decade,” said CACI President and Chief Executive Officer (CEO) John Mengucci. “Tom’s numerous contributions include successfully leading our finance organization, implementing sound organic and inorganic growth strategies, fostering relationships with the investor and analyst communities, as well as providing leadership for a number of years of our discriminating Mergers & Acquisition (M&A) program.”

“Over the last several years, his financial acumen effectively allowed us to continuously deliver shareholder value while expanding our scope and broadening our capabilities in support of our customers’ missions. I want to extend my sincere gratitude to Tom for his steadfast dedication since 2006 and I wish him all the best in his well-deserved retirement,” Mengucci said.

“It has been an honor and a pleasure to be a part of this dynamic company for the past 16 years,” said Mutryn. “I am grateful for the support I have received from our CACI leadership team, the high-quality finance organization, and our Board of Directors.  I take pride in our many accomplishments and successes, and I have found it both personally and professionally rewarding to be a part of a company driven by integrity, excellence, and commitment.  I retire from CACI knowing that the best for the company is yet to come.”

MacLauchlan joined CACI in May 2022 as a Senior Vice President on the finance team with more than 40 years of experience. Prior to joining CACI, MacLauchlan was one of six founding partners of First Light Acquisition Group, a special purpose acquisition company focused on dual-use technology businesses in the areas of autonomy and mobility, microelectronics, space, aerospace, cybersecurity, and power and energy. He also served as a consultant for several public and private companies, working closely with corporate executives, financial investors, and advisors.

Previously, he was a Senior Vice President of Corporate Development for Rockwell Collins from 2014 through 2018, where he was responsible for strategy, mergers and acquisitions (M&A), corporate communications, investor relations, and technology licensing. He worked in conjunction with the company’s Board of Directors and CEO to develop its corporate strategy, complete a $9 billion acquisition, and return the company to a growth trajectory. Subsequently, MacLauchlan was a key leader in the 14-month process culminating in the sale of Rockwell Collins to United Technologies for approximately $30 billion.

Prior to Rockwell Collins, MacLauchlan spent 32 years in roles of increasing responsibility at Lockheed Martin and its predecessor company, Martin Marietta, where he led Corporate Development for the enterprise, and served as the CFO at different times of three reporting segments, including the $12 billion information and

Exhibit 99.1

services unit. In the course of his career there, he demonstrated key leadership and technical skills in all aspects of business operations including corporate finance, program control and budgeting, contracts, supply chain, facilities and real estate, financial planning, controllership, and government accounting.

“Jeff brings a wealth of essential knowledge, insights, and instincts to this critical role on our leadership team,” said Mengucci. “His executive leadership skills, track record of performance, fundamental financial background, and deep understanding of our industry, including our expertise and technology portfolios, will allow us to continue making wise decisions and investments in strategic areas of our business.”

“I look forward to working closely with Jeff as we continuously evolve to support the ever-changing national security landscape and create ongoing value for our shareholders,” said Mengucci.

MacLauchlan graduated from the University of Maryland with a Bachelor of Science degree.

ABOUT CACI

CACI’s approximately 22,000 talented employees are vigilant in providing the unique expertise and distinctive technology that address our customers’ greatest enterprise and mission challenges. Our culture of good character, innovation, and excellence drives our success and earns us recognition as a Fortune World's Most Admired Company. As a member of the Fortune 1000 Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index, we consistently deliver strong shareholder value. Visit us at www.caci.com.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the risk factors set forth in CACI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, and other such filings that CACI makes with the Securities and Exchange Commission from time to time. Any forward-looking statements should not be unduly relied upon and only speak as of the date hereof.

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Corporate Communications and Media:                                 Investor Relations:

Lorraine Corcoran Daniel Leckburg

Executive Vice President, Corporate Communications Senior Vice President, Investor Relations

(703) 434-4165, lorraine.corcoran@caci.com                         (703) 841-7666, dleckburg@caci.com